WRITTEN CONSENT OF STOCKHOLDER
                        OF KLLM TRANSPORT SERVICES, INC.

         The undersigned, a stockholder of record of KLLM Transport Services, Inc., a Delaware corporation, by written consent and without the necessity of notice or a meeting, in accordance with Section 228(a) of the General Corporation Law of the State of Delaware, with respect to all of the shares of the common stock of the Company, par value $1.00 per share, owned by the undersigned, hereby authorizes and consents to the following:


              RESOLVED, that ARTICLE THREE, Section 4 of the By-laws of the Company be and hereby is deleted in its entirety; and

              FURTHER  RESOLVED,  that  each and  every  member  of the Board of
              Directors   of  the  Company  is  hereby   removed   from  office,
              effectively immediately and without cause; and

              FURTHER RESOLVED, that the first sentence of Section 2 of ARTICLE THREE of the Bylaws of the Company following the caption of said
              Section 2, is hereby deleted in its entirety, and the following substituted in lieu thereof:

                     "The Board of Directors of the Corporation shall consist of four (4) persons."; and

              FURTHER  RESOLVED,  that  the  following  individuals  are  hereby
              elected  as   directors  of  the  Company  to  serve  until  their
              successors are duly elected and qualified:

                               Robert E. Low
                               Richard D. Hoedl
                               Steven D. Crawford
                               C. Stephan Wutke



                                        /s/ Robert E. Low
                                       -----------------------------------------
                                       Robert E. Low

Dated:  March 16, 2000